Exhibit 99.1
MacroGenics and Sagard Healthcare Partners Enter into ZYNYZ® Royalty Purchase Agreement

•MacroGenics received $70 million upfront cash payment from Sagard Healthcare Partners (Sagard)
•MacroGenics’ cash runway extended through first half of 2027

ROCKVILLE, MD, June 10, 2025 (GLOBE NEWSWIRE) -- MacroGenics, Inc. (Nasdaq: MGNX), a clinical-stage biopharmaceutical company focused on discovering, developing, manufacturing and commercializing innovative antibody-based therapeutics for the treatment of cancer, today announced that it has entered into a royalty purchase agreement with Sagard in exchange for a capped royalty interest on future global net sales of ZYNYZ (retifanlimab-dlwr). ZYNYZ is a PD-1 inhibitor originally developed by MacroGenics and licensed to Incyte pursuant to an exclusive global collaboration and license agreement in October 2017. MacroGenics retains its other economic interests related to ZYNYZ, including future potential development, regulatory and commercial milestones. MacroGenics will also continue to support a portion of global commercial manufacturing needs for ZYNYZ.

Under the terms of the royalty purchase agreement, MacroGenics received a $70 million upfront payment for the sale of its royalty rights on global net sales of ZYNYZ. Following Sagard’s receipt of aggregate royalty payments totaling $140 million (or 2.0x), MacroGenics will resume collecting all future royalties on global net sales.

Additional information regarding the royalty purchase agreement is provided in a Current Report on Form 8-K filed by MacroGenics with the U.S. Securities and Exchange Commission.

As of March 31, 2025, MacroGenics had $154.1 million in cash, cash equivalents and marketable securities. This balance, combined with the $70 million upfront payment from Sagard, projected and anticipated future payments from partners, and anticipated savings from the Company’s ongoing cost-reduction initiatives, is expected to support its cash runway through the first half of 2027. MacroGenics’ expected funding needs reflect planned investments in ongoing clinical and preclinical programs.

About ZYNYZ

ZYNYZ (retifanlimab-dlwr) is a humanized monoclonal antibody targeting programmed death receptor-1 (PD-1), indicated in combination with carboplatin and paclitaxel (platinum-based chemotherapy) for the first-line treatment of adult patients with inoperable locally recurrent or metastatic squamous cell carcinoma of the anal canal (SCAC) and as a single agent for the

Exhibit 99.1
treatment of adult patients with locally recurrent or metastatic SCAC with disease progression or intolerance to platinum-based chemotherapy in the U.S.

ZYNYZ is also indicated for the treatment of adult patients with metastatic or recurrent locally advanced Merkel cell carcinoma (MCC) in the U.S. This indication is approved under accelerated approval based on tumor response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

ZYNYZ is marketed by Incyte in the United States.

ZYNYZ is a registered trademark of Incyte.

About MacroGenics, Inc.

MacroGenics (the Company) is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics and the MacroGenics logo are trademarks or registered trademarks of MacroGenics, Inc.

About Sagard

Sagard is a multi-strategy alternative asset management firm with over US$25B under management, 150 portfolio companies, and 400 professionals. Sagard invests in venture capital, private equity, private credit, and real estate. Sagard delivers flexible capital, an entrepreneurial culture, and a global network of investors, commercial partners, advisors, and value creation experts. Sagard’s dynamic and supportive ecosystem gives its partners the advantage they need to learn, grow and win at every stage. The firm has offices in Canada, the United States, Europe and the Middle East.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar

Exhibit 99.1
expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that ZYNYZ’s revenue, expenses and costs may not be as expected, risks relating to ZYNYZ’s market acceptance, competition, reimbursement and regulatory actions; expectations of future milestone payments; the impact of competitive products; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; our expected cash runway and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

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CONTACTS:
Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com